[LETTERHEAD]

                        Venable, Baetjer and Howard, LLP
                     1800 Mercantile Bank & Trust Building
                               Two Hopkins Plaza
                           Baltimore, Maryland 21201



                               _____________, 1998



Marine BanCorp, Inc.
6395 Maddox Boulevard
Chincoteague, Virginia  23336


          Re: Merger of Marine BanCorp, Inc. into Mercantile
          Bankshares Corporation


Dear Sirs:

                  We have acted as counsel to Mercantile Bankshares Corporation, a Maryland corporation ("Mercantile"), in connection with the proposed merger (the "Merger") of Marine BanCorp, Inc., a Virginia corporation ("Marine"), with and into Mercantile. The Merger will be effected pursuant to an Agreement and Plan of Affiliation and Merger dated June 9, 1998, by and among Mercantile, Marine Farmers & Merchants Bank-Eastern Shore, a Virginia bank and wholly-owned affiliate of Mercantile, and The Marine Bank, a Virginia bank and wholly-owned subsidiary of Marine (the "Affiliation Agreement"). Capitalized terms used herein without definition have the respective meaning assigned to such terms in the Affiliation Agreement.

                  In our capacity as counsel to Mercantile, our opinion has been requested with respect to certain of the U.S. federal income tax consequences of the Merger. In rendering this opinion, we have examined (i) the Affiliation Agreement, (ii) the Registration Statement on Form S-4 (the "Registration Statement") and the Joint Proxy Statement-Prospectus included therein that was filed with the Securities and Exchange Commission on August [__], 1998, (iii) the Officer's Certificate of Mercantile and [the Officer's Certificate of Marine (the "Officer's Certificate")], and (iv) such other documents, instruments and information as we have deemed appropriate ((i)-(iv) collectively constituting the "Documents").

                  In rendering this opinion, we have assumed, without independent verification, (i) the genuineness of all signatures, (ii) the authenticity of any Document submitted to us as an original, (iii) the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such documents, (iv) that each natural person executing any such instrument, document, or agreement is legally competent to do so, (v) the accuracy of the facts set forth in the Registration Statement and the representations contained in the Affiliation Agreement and the Officers' Certificates. We also have assumed that the Merger will be consummated in the manner described in the



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Affiliation Agreement,  and that as of the Effective Time, there will no plan or
intention   (either  present  or   pre-existing)  on  the  part  of  the  Marine
stockholders to sell, exchange, transfer by gift or otherwise dispose of a number of shares of Mercantile stock received in the Merger that would reduce the Marine stockholders' ownership of Mercantile stock to a number of shares having a value, as of the Effective Time, of less than fifty percent (50%) of the value of all the formerly outstanding stock of Marine as of the same date. Finally, we have assumed that any liabilities of Marine assumed by Mercantile, or to which the assets of Marine being acquired by Mercantile in the Merger are subject, were incurred by Marine for a bona fide business purpose within the meaning of Section 357 of the Internal Revenue Code of 1986.

                  In rendering our opinions set forth below, we have referred solely to the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder, current administrative rulings, procedures and published positions of the Internal Revenue Service (the "IRS"), (collectively, the "Tax Laws"), all of which are subject to change, either prospectively or retroactively, at any time. No assurance can be provided as to the effect of any such change upon our conclusions reached herein. We assume our obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

                  On the basis of and subject to the foregoing, we are of the opinion that:

                  1. Provided that the Merger of Marine with and into Mercantile qualifies as a statutory merger under the applicable laws of the Commonwealth of Virginia and the State of Maryland, the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and Mercantile and Marine will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

                  2. No gain or loss will be recognized by either Mercantile or Marine as a result of the Merger.

                  3. No gain or loss will be recognized by the Marine stockholders who receive solely shares of Mercantile Common Stock in exchange for their Marine stock.

                  4. Provided that the Marine stock held by a Marine stockholder is held as a capital asset at the Effective Time, the basis of the Common Stock received by the Marine stockholders will be the basis of the Marine stock surrendered in exchange for such Common Stock decreased by the amount of any cash received by the Marine stockholder and increased by the amount of gain recognized by the Marine stockholder.

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                  5. Provided that the Marine stock held by a Marine stockholder is held as a capital asset at the Effective Time, the holding period of the Common Stock received by the Marine stockholders will include the holding period of the Marine stock surrendered in exchange for such Common Stock.

                  6. The payment of cash to a Marine stockholder in lieu of a fractional share interest in Common Stock will be treated as received by such holder as a distribution in redemption of such fractional share interest. Gain or loss will be realized and calculated based on the difference between the amount of cash received by the Marine stockholder and the basis of such fractional shares. If the Marine stock surrendered is held by such stockholder as a capital asset at the Effective Time, any gain or loss resulting to such former Marine stockholder from such redemption will be capital gain or loss.

                  7. In the case of any Marine stockholder who exercises his or her appraisal rights under the applicable provisions of the Virginia Stock Corporation Act and receives solely cash in exchange for his Marine stock, such cash will be treated as being received by such stockholder as a distribution in redemption of his Marine stock. Gain or loss will be realized and calculated based on the difference between the amount of cash received by any such Marine stockholder and his basis in his Marine stock exchanged therefor. If the shares of Marine stock held by such stockholder are held as capital assets on the date of such exchange, any gain or loss resulting to such stockholder from such redemption will be capital gain or loss.

                  Our opinions regarding the tax consequences of the Merger are limited solely to the U.S. federal income tax consequences of the Merger set forth in this opinion and are provided for the benefit of Marine and may not be relied on by others without our consent.

                  The conclusions, predictions, statements and analysis presented herein and in the Joint Proxy Statement-Prospectus are not binding upon the IRS, and this opinion should not be construed as a guarantee that the IRS might not differ with the conclusions, predictions, statements and analysis presented herein and in the Registration Statement, or raise other questions or issues upon audit, or that such action taken by the IRS will not be judicially sustained.

                  We consent to the reference to Venable, Baetjer and Howard, LLP under the captions "Certain Federal Income Tax Consequences" and "Legal



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Opinions" in the Registration Statement and the Joint Proxy Statement-Prospectus
included therein, and in such other documents as may be required to be filed under regulations promulgated by the Securities and Exchange Commission, the Commonwealth of Virginia or the State of Maryland, and to the filing of this opinion as an exhibit in any of the aforementioned documents as may be required by applicable law or regulation. We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                                                     Very truly yours,